Exhibit 99.1
Media:
Siobhan MacDermott
McAfee, Inc.
(415) 299-2945
Siobhan_macdermott@mcafee.com
Investors:
Kelsey Doherty
McAfee, Inc.
(646) 728-1494
kelsey_doherty@mcafee.com
MCAFEE BOARD OF DIRECTORS NAMES DALE L. FULLER INTERIM CHIEF EXECUTIVE
OFFICER AND PRESIDENT
•	George Samenuk retires as Chief Executive Officer and Chairman of the Board

•	Charles J. Robel named Chairman of the Board

•	Kevin Weiss, President, is terminated

•	Management changes result from previously announced stock options investigation

•	McAfee expects range of $100 million to $150 million of pre-tax non-cash charges related to past stock options
     SANTA CLARA, Calif., October 11, 2006 — McAfee, Inc. (NYSE: MFE) today announced that its Board of Directors has named Dale Fuller as Interim Chief Executive Officer and President. The appointment of Mr. Fuller follows the retirement of George Samenuk as the company’s Chairman of the Board and Chief Executive Officer and the Board’s termination of the employment of Kevin Weiss as the company’s President.
     Mr. Fuller joined the McAfee Board in January 2006 and served more than six years as Chief Executive Officer and President of Borland Software Corporation. Mr. Fuller was also CEO for WhoWhere? Inc., an internet company that was purchased by Lycos in 1998, and prior to that served as GM and Vice President of Apple Computer’s Powerbook division and Vice President and GM of NEC’s portable computer division.
     In addition, the Board of Directors appointed Charles J. Robel as non-executive Chairman of the Board. Mr. Robel joined the McAfee Board in June 2006 and served as a Managing Member and Chief Operating Officer at Hummer Winblad Venture Partners from 2000 to 2005. He began his career at PricewaterhouseCoopers, from which he retired as a Partner in 2000.
     Mr. Samenuk stated, “After almost six years at McAfee, I have retired as Chairman and CEO in the best interests of the company, its shareholders and employees. I regret that some of the stock option problems identified by the Special Committee occurred on my watch. I am proud of the accomplishments of the McAfee team in serving our millions of customers during my tenure. I wish the McAfee team the best of luck in the coming years.”

     Mr. Fuller said, “I look forward to taking on this leadership role and am committed to continuing the company’s initiatives to provide customers worldwide with innovative security and risk-management software.”
     The foregoing personnel actions followed the presentation to the McAfee Board of the determinations by the Special Committee of independent directors regarding the previously announced investigation of McAfee’s historical stock option grant practices and related accounting.
     Following the substantial completion of the Special Committee’s previously announced internal review of McAfee’s stock option grant practices, conducted with the assistance of independent counsel and forensic accountants, McAfee has determined that it will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense over a ten year period. Based on that preliminary review, McAfee currently believes that the amount of the restatement required to record such charges is likely to be in the range of $100 million to $150 million. McAfee will be reviewing recent guidance released by the Office of the Chief Accountant of the SEC and will determine, subject to final review by its independent auditors, the exact amount of such charges, the resulting tax and accounting impact, and which specific prior periods require restatement. McAfee intends to file its restated financial results and Annual Report on Form 10-K as quickly as practicable.
     The Board has appointed a search subcommittee to immediately commence a search to fill the permanent position of Chief Executive Officer and intends to evaluate both internal and external candidates.
     McAfee, Inc. will hold a conference call to discuss today’s press release on Wednesday, October 11, 2006 at 9:00 a.m. Eastern Time. To access the conference call, pleased dial 1-888-790-2935 (U.S. toll-free) or 1-517-623-4381 (international). The passcode is MFE. Participants should dial-in at least 15 minutes prior to the start of the call. A replay of the call will be available until October 18, 2006, by calling 1-866-493-8084 (U.S. toll-free) or 1-203-369-1751 (international).
     Investors will have the opportunity to listen to the conference call and the replay over the Internet through McAfee’s Investor Relations Web site at http://investor.mcafee.com. To listen, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on this site shortly after the call.
ABOUT MCAFEE, INC.
McAfee Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.
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NOTE: McAfee is a registered trademark of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners. © 2006 McAfee, Inc. All Rights Reserved.
FORWARD-LOOKING STATEMENTS

     This release contains forward-looking statements which include those regarding the ability of the McAfee executives to continue their initiatives to customers worldwide with innovative security and risk-management software as well as statements regarding the expected range of non-cash charges for stock based compensation expense as a result of the restatement that is expected to occur following the completion of the Special Committee’s investigation. Such forward-looking statements are subject to risks and uncertainties and actual results could vary, perhaps materially. Potential risks and uncertainties include, among other things: 1) the timing of completion of the Company’s review, restatement and filing of its historical financial statements, 2) the impact of the expensing of stock options and stock purchases under McAfee’s stock plans including, without limitation, the impact of the restatement, 3) the impact of the departures of George Samenuk and Kevin Weiss from the Company, 4) the effect of any litigation or other proceeding arising out of the Special Committee investigation, 5) costs incurred by McAfee in connection with the Special Committee investigation, the restatement, any remedial measures recommended by the Special Committee and the related SEC investigation and 6) the additional risks and important factors described in McAfee’s SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of October 11, 2006, and McAfee undertakes no duty to update this information.